Exhibit 1

AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, par value $0.01 per share, of Rayonier Advanced Materials Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13D. In evidence thereof, the undersigned hereby execute this agreement this 10th day of March, 2022.

March 10, 2022

CHATHAM ASSET MANAGEMENT, LLC*

By:	/s/ Anthony Melchiorre
Name: Anthony Melchiorre
Title: Managing Member

/s/ Anthony Melchiorre*
Anthony Melchiorre